                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/x/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               Intersolv, Inc.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

                                     N/A
- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

                                     N/A
- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                     N/A
- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

                                     N/A
- --------------------------------------------------------------------------------

(5) Total fee paid:

                                     N/A
- --------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

                                     N/A
- --------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

                                     N/A
- --------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

(3) Filing party:

- --------------------------------------------------------------------------------

(4) Date filed:

- --------------------------------------------------------------------------------

                               [INTERSOLV LOGO]

                              9420 KEY WEST AVENUE
                           ROCKVILLE, MARYLAND 20850

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 25, 1996

     The Annual Meeting of Stockholders of INTERSOLV, Inc. (the "Company" or "INTERSOLV") will be held at the Company's headquarters, at 9420 Key West Avenue, Rockville, Maryland, at 10:30 a.m., Eastern Daylight Savings Time, to consider and act upon the following matters:

     1.  To elect three directors;

     2. To approve an increase in the common stock subject to the Company's 1992 Employee Stock Purchase Plan from 340,000 to 640,000 shares;

     3. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for fiscal year 1997; and

     4. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

     The Board of Directors fixed the close of business on July 31, 1996, as the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          /s/ JOSEPH T. RUBLE
                                          JOSEPH T. RUBLE,
                                          Secretary
August 26, 1996

     REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                INTERSOLV, INC.
                              9420 KEY WEST AVENUE
                           ROCKVILLE, MARYLAND 20850
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 25, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of INTERSOLV, Inc. (the "Company" or "INTERSOLV") for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's headquarters, on Wednesday, September 25, 1996, at 10:30 a.m., Eastern Daylight Savings Time, and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed July 31, 1996, as the record date for determining stockholders who are entitled to notice of and to vote at the Annual Meeting. At the close of business on July 31, 1996, there were outstanding and entitled to vote 19,961,605 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Each share is entitled to one vote.

     All costs of this solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy material. The Company has retained Morrow & Company, 909 Third Avenue, New York, New York 10022-4799, to assist in soliciting proxies, for which services they will be paid a fee of $3,500, plus handling, postage and out-of-pocket expenses. In addition, proxies may be solicited by employees of the Company personally, by telephone, telegram or mail.

     The Company's Annual Report for the fiscal year ended April 30, 1996, is being mailed to stockholders with this Proxy Statement and the accompanying proxy on or about August 26, 1996.

VOTES REQUIRED

     The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the approval of each of the other matters to be voted upon at the Annual Meeting. A majority of the shares of Common Stock outstanding is required to be present or represented by proxy at the Annual Meeting in order to have the quorum necessary to take action at the Annual Meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the judge of elections appointed for the Annual Meeting. The judge of elections will treat abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum, but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Common Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The first table sets forth each person known by the Company to own beneficially more than 5% of the outstanding Common Stock. The second table sets forth to the Company's knowledge the beneficial ownership by each director, nominee and certain executive officers, individually, and all directors and executive officers as a group, of Common Stock as of June 30, 1996.

PRINCIPAL STOCKHOLDERS

                                                                                     PERCENTAGE
                                                                  SHARES OF              OF
                       NAME AND ADDRESS                          COMMON STOCK       COMMON STOCK
                      OF BENEFICIAL OWNER                     BENEFICIALLY OWNED    OUTSTANDING
                     --------------------                     ------------------    ------------
    Emerging Growth Management Co. (1).....................        1,481,424            7.4%
      One Bush Street, 13th Floor
      San Francisco, CA 94104
    United States Trust Company............................        1,029,198            5.2%
      114 West 47th Street
      New York, New York 10036

DIRECTORS AND EXECUTIVE OFFICERS

                                                                  SHARES OF       PERCENTAGE
                                                                 COMMON STOCK         OF
                             NAME OF                             BENEFICIALLY    COMMON STOCK
                         BENEFICIAL OWNER                        OWNED (2)(3)    OUTSTANDING
                        -----------------                        ------------    ------------
    Panos Anastassiadis.......................................        91,139          0.5%
    Kevin J. Burns............................................       270,292(4)       1.4%
    Norman A. Bolz............................................        23,666          0.1%
    Richard A. Carpenter......................................       240,851          1.2%
    Robert N. Goldman.........................................        22,666          0.1%
    Gary G. Greenfield........................................       161,763          0.8%
    Russell E. Planitzer......................................        21,666          0.1%
    Charles O. Rossotti.......................................        21,138          0.1%
    Kenneth A. Sexton.........................................        71,913          0.4%
    Frank A. Sola.............................................         5,333            0%
    All directors and executive officers as a group (10
      persons)................................................       930,427          4.6%

- ---------------
(1) Based upon a Schedule 13D filed June 16, 1996. Represents shares owned by a group of two entities and five persons, only one of which (Emerging Growth Management Co.) individually directly owns more than 5% of the outstanding Common Stock. The other two entities, Adit Partners and Henwood Capital Partners, have shared voting and dispositive power over 195,000 shares. Three individuals, Michael T. Jackson, Thomas D. Henwood and Christopher F. Jackson, have sole voting and dispositive powers over 26,500, 1,400 and 1,300 shares, respectively.

(2) Except as otherwise specifically noted, the number of shares stated as being owned beneficially includes shares believed to be held beneficially by spouses, minor children and grandchildren. The inclusion of shares deemed beneficially owned in this Proxy Statement, however, does not constitute an admission that the named stockholders are direct or indirect beneficial owners of such shares.

(3) Includes 89,375, 58,760, 16,666, 10,666, 22,666, 160,280, 21,666, 12,666,
     70,000, 5,333 and 468,078 shares subject to option which are held by Messrs. Anasstasiadis, Burns, Bolz, Carpenter, Goldman, Greenfield, Planitzer, Rossotti, Sexton, Sola and all directors and executive officers as a group, respectively, and are exercisable within 60 days after June 30, 1996.

(4) Includes 56,484 shares held by Mr. Burns' wife, 21,484 of such shares are held as custodian for his children, as to which shares Mr. Burns disclaims beneficial ownership.

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three Class A directors, two Class B directors and three Class C directors, who will serve until the Annual Meetings of Stockholders to be held in 1996, 1997 and 1998, respectively, and until their respective successors are elected and qualified. At each Annual Meeting, directors are elected for a full term of three years to succeed those directors whose terms expire at the Annual Meeting date.

     The persons named in the proxy will vote, unless the proxy is marked otherwise, to elect as Class A directors Messrs. Burns, Carpenter and Sola. The proxy may not be voted for more than three directors. If a nominee is unable to serve, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any nominee will be unable to serve. The terms of Class A directors elected at the Annual Meeting will expire in 1999.

     The following information relates to the nominees listed above and to the other directors of the Company whose terms of office will extend beyond the Annual Meeting.

                                    NOMINEES

CLASS A DIRECTORS WITH TERMS EXPIRING IN 1999:

KEVIN J. BURNS                                               DIRECTOR SINCE 1986

     Mr. Burns, 47, was elected Chief Executive Officer of the Company in 1986, and Chairman of the Board in 1990. From 1986 to 1995 Mr. Burns also served as President of the Company. From 1984 to 1986 he was Executive Vice President and Chief Operating Officer, and from 1982 to 1984, he was Executive Vice President of the Software Products Division of the Company. Mr. Burns is also a director of Computervision Corporation.

RICHARD A. CARPENTER                                         DIRECTOR SINCE 1991

     Mr. Carpenter, 53, served as Vice Chairman of the Board from March to October, 1991. In October 1991, he became President of Carpenter Associates, a consulting firm. He served as Chief Executive Officer of Index Technology Corporation ("Index") from 1983 to 1991, and Chairman of the Board of Index from 1990 to 1991.

FRANK A. SOLA                                                DIRECTOR SINCE 1994

     Mr. Sola, 52, is President and owner of The Syndetics Corporation, Inc., a consulting firm specializing in services and integration strategies. Mr. Sola started the firm in 1987. Mr. Sola was a Vice President of Cullinet Software, Inc. in 1986. From 1976 to 1985, Mr. Sola served as President and Chief Operating Officer of Computer Partners, Inc.

                                OTHER DIRECTORS

CLASS B DIRECTORS WITH TERMS TO EXPIRE IN 1997:

NORMAN A. BOLZ                                               DIRECTOR SINCE 1990

     Mr. Bolz, 76, previously served as Associate Commissioner, Policy and Management of the Internal Revenue Service and as Vice Chairman, International Operations of Coopers & Lybrand. Subsequently he was Director of Finance and Administration of Special Olympics International, Inc. Mr. Bolz is also a director of Computervision Corporation.

RUSSELL E. PLANITZER                                         DIRECTOR SINCE 1982

     Mr. Planitzer, 52, was elected Chief Executive Officer of Computervision Corporation in 1993 and has been Chairman of its board since 1989. He was a partner of J.H. Whitney & Co., a venture capital firm, from 1981 to 1991.

CLASS C DIRECTORS WITH TERMS EXPIRING IN 1998:

ROBERT N. GOLDMAN                                            DIRECTOR SINCE 1986

     Mr. Goldman, 47, was elected President and Chief Executive Officer of Object Design, Inc. in November, 1995. He has been a director of Object Design since August, 1995. Prior to joining Object Design, Mr. Goldman was Chairman of Trinzic Corporation from 1992 to 1995. Trinzic was formed by the merger of Aion Corporation and AICorp in 1992. From 1986 to 1992, Mr. Goldman served as President and Chief Operating Officer of AICorp, a supplier of artificial intelligence software. From 1983 to 1986, Mr. Goldman served as President and Chief Operating Officer of Cullinet Software. Mr. Goldman is a member of the Board of Directors of Citrix Systems, Inc., Parametric Technology Corporation and Systemsoft Corporation.

GARY G. GREENFIELD                                           DIRECTOR SINCE 1992

     Mr. Greenfield, 41, was elected Chief Operating Officer in 1992 and President in 1995. From 1989 to 1992 he was Executive Vice President, Product Operations. He served as Vice President, Marketing from 1987 to 1988, served as Senior Vice President, Product Services and Operations from 1988 to 1989 and briefly served as Chief Financial Officer in 1991. Mr. Greenfield is also a director of Hyperion Software, a manufacturer of financial application software products, and Amisys Managed Care Systems, Inc., a developer of information systems for the managed healthcare industry.

CHARLES O. ROSSOTTI                                          DIRECTOR SINCE 1991

     Mr. Rossotti, 55, has served as Chairman of American Management Systems, Inc., a software and services company, since 1981. From 1981 to 1993, he was also its Chief Executive Officer.

     There is no family relationship between any of the directors or officers. There are no arrangements between any director or officer and any other person pursuant to which he was selected as a director or officer.

     The Board of Directors has a standing Audit Committee, composed of Messrs. Bolz and Rossotti, which held four meetings during the fiscal year ended April 30, 1996. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, review and approve any major accounting policy changes affecting the Company's operating results, review the arrangements for and scope of the independent audit and results of the audit and assure that the auditors are in fact independent.

     The Board of Directors has a standing Management Development and Compensation Committee, composed of Messrs. Goldman, Planitzer and Rossotti, which held five meetings during the fiscal year ended April 30, 1996. The principal function of the Management Development and Compensation Committee is to make recommendations to the Board of Directors as to compensation arrangements, including the granting of stock options.

     The Company does not have a nominating committee.

     During the fiscal year ended April 30, 1996, the Board of Directors held six meetings. All directors attended at least 75% of the meetings which occurred while they served on the Board of Directors. All directors attended at least 75% of the meetings of committees on which they served.

     During the fiscal year ended April 30, 1996, Mr. Carpenter was late in filing with the Securities and Exchange Commission one Form 4, reporting one transaction. The filing was made within seven days of its due date.

DIRECTOR COMPENSATION

     The Company pays each non-management Board member an annual retainer of $15,000, plus $1,500 and out-of-pocket expenses for attendance at each Board meeting. Non-management directors also receive $1,500 for attendance at each Board committee meeting if such meeting is not held on the day of a Board meeting. Further, should any non-management director be requested by the Company to perform consulting services on the Company's behalf, then such director shall be entitled to receive a fee equal to $1,500 per day for such services.

     The Company's Stock Option Plan provides that each non-management director shall be granted an option to purchase 3,333 shares of Common Stock at fair market value as of the date of the first meeting of directors following each election or appointment of the director, and at each subsequent first meeting of directors following each Annual Meeting of Stockholders during such director's term. Each such option shall vest immediately upon its being granted.

     Directors who are officers or employees of the Company do not receive additional compensation for serving as a director or committee member.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information with respect to the compensation paid by the Company to each of the executive officers during the past three fiscal years, ending April 30.

SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                               ANNUAL COMPENSATION          COMPENSATION
                  NAME AND                     FISCAL    -------------------------------    STOCK OPTIONS
             PRINCIPAL POSITION                 YEAR      SALARY      BONUS      OTHER       AWARDED (1)
- --------------------------------------------   ------    --------    -------    --------    -------------
                                                           ($)         ($)        ($)            (#)
Kevin J. Burns..............................    1996      275,000     89,238                   130,000
  Chairman of the Board, and Chief Executive    1995      250,000    300,000                   105,000
  Officer                                       1994      220,000    112,615                    87,040
Gary G. Greenfield..........................    1996      265,000     85,993                   130,000
  President and Chief Operating Officer         1995      215,000    258,000                   105,000
                                                1994      200,000    101,476                   202,400
Kenneth A. Sexton...........................    1996      175,000     32,450                    20,000
  Senior Vice President, Finance &              1995      160,000     96,000                    15,000
  Administration and Chief Financial Officer    1994      160,000     32,667                    15,000
Panos Anastassiadis.........................    1996      166,000     86,362                    80,000
  Senior Vice President, Worldwide              1995      135,000    113,600                    20,000
  Distribution                                  1994      120,000     20,000                    32,500

- ------------------------------
(1) See also the Option Repricing discussion in the Report of the Management Development and Compensation Committee for a discussion of additional options that were granted and then canceled during the fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the stock options granted to the Company's executive officers during the fiscal year ended April 30, 1996.

                                                           INDIVIDUAL GRANTS
                                                      ----------------------------
                                         OPTIONS        % OF TOTAL                                    GRANT
                                        GRANTED ON    OPTIONS GRANTED    EXERCISE                      DATE
                                          COMMON      TO EMPLOYEES IN    PRICE PER    EXPIRATION     PRESENT
                NAME                    STOCK (1)       FISCAL 1996      SHARE (3)       DATE       VALUE (4)
- -------------------------------------   ----------    ---------------    ---------    ----------    ----------
                                            #               (%)          ($/SHARE)                     ($)
Kevin J. Burns.......................     130,000            10            11.875        (2)        $1,025,700
Gary G. Greenfield...................     130,000            10            11.875        (2)        $1,025,700
Kenneth A. Sexton....................      20,000           1.6            11.875        (2)          $157,800
Panos Anastassiadis..................      80,000           6.3            11.875        (2)          $631,200

- ------------------------------
(1) See also the Option Repricing discussion in the Report of the Management Development and Compensation Committee for a discussion of additional options that were granted and then canceled during the fiscal year.
(2) These grants consisted of a combination of both Incentive and Non-Qualified stock options, and were made on February 15, 1996. Incentive Stock Options expire ten years from their date of grant, while Non-Qualified Stock Options expire ten years and one month from their date of grant. All options granted become exercisable in equal, quarterly installments, commencing with the first anniversary of the grant date.
(3) The exercise price is the market price on the date the options were granted.
(4) Grant date present value is determined using a modified Black-Scholes option pricing model. The estimated values under the model are based on assumptions, including an expected volatility of 61.9%, a risk-free rate of return of 5.5%, no dividend yield and a time to exercise of seven years, and may not be indicative of actual value. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the modified Black-Scholes model.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information regarding the exercise of stock options during the last fiscal year by the Company's executive officers.

                                                                                             VALUE OF UNEXERCISED IN-
                                                              NUMBER OF UNEXERCISED        THE-MONEY OPTIONS AT FISCAL
                              SHARES                        OPTIONS AT FISCAL YEAR END             YEAR END (2)
                            ACQUIRED ON       VALUE        ----------------------------    ----------------------------
          NAME               EXERCISE      REALIZED (1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -------------------------   -----------    ------------    -----------    -------------    -----------    -------------
                                (#)            ($)             (#)             (#)             ($)             ($)

Kevin J. Burns...........     275,270        3,778,660        37,000         252,270          47,031          33,652
Gary G. Greenfield.......      80,000        1,217,250       103,520         323,520         111,279         443,525
Kenneth A. Sexton........      20,000          232,500        66,250          38,750          32,812          32,812
Panos Anastassiadis......          --               --        81,250         111,250         209,687              --

- ------------------------------
(1) The amount "realized" reflects the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.
(2) "In-the-Money Options" are options outstanding at the end of the last fiscal year for which the fair market value of the Common Stock at the end of the last fiscal year ($10.875 per share) exceeded the exercise price of the options.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has entered into executive employment agreements with Messrs. Burns, Greenfield, and Sexton providing for (i) annual base salaries, (ii) participation in bonus plans, stock options and stock incentive plans as adopted by the Company, and (iii) other customary benefits, including death and disability payments. Following is a summary of the pertinent provisions of the agreements.

     The terms are for three years expiring July 31, 1999, and are automatically extended for one year each August 1 after July 31, 1997, unless either the Company or the executive gives notice that the agreement is not to be extended. If there is a change of control of the Company, as defined in the agreements, the agreements shall be automatically extended for a three year term commencing on the effective date of the change of control. At any time, the Company may terminate the executive for cause, as defined in the agreements. If the executive is terminated other than for cause or disability, or if the executive terminates employment during the first 12 months after a change of control or for good reason, the Company shall be obligated to make a lump sum payment to the executive based on a multiple (the "Multiple") of their monthly base salary and bonus (as defined in the agreements) computed on a monthly basis. The Multiple for calculating the lump sum payments for Messrs. Burns, Greenfield and Sexton is eighteen, eighteen, and six, respectively. In addition, if the executive's employment is so terminated or if there is a change of control, all outstanding stock options held by the executive shall vest. If payments to the executive would subject the executive to an excise tax under the Internal Revenue Code relating to payments after a change of control, the payments shall be grossed up so that the Company will make additional payments to the executive equal to the amount of the excise tax.

     During the 18 months following termination of employment by the Company other than for cause or disability, termination by the executive for good reason or during the first year following a change of control, then the executive shall provide consulting services to the Company and be subject to certain non-competition covenants. For such consulting services and non-competition agreement, the Company shall pay the executive a lump sum equal to eighteen times his monthly base salary and bonus (as defined in the agreements) computed on a monthly basis.

     The annual compensation and target incentive compensation for each affected officer for fiscal 1997 is as follows: Mr. Burns and Mr. Greenfield each have a base salary of $275,000, with a target incentive compensation amount for each equal to their base salary. Mr. Sexton has a base salary of $175,000, and a target incentive compensation of $125,000. The annual base salary may be increased from time to time as determined by the Board of Directors, in its discretion, upon a review that shall take place at least annually.

                    REPORT OF THE MANAGEMENT DEVELOPMENT AND
                COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Management Development and Compensation Committee of the Board of Directors (the "Committee"), consisting entirely of non-management directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is composed of Messrs. Robert N. Goldman, Russell E. Planitzer and Charles O. Rossotti.

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is premised on the belief that the interest of executives should be closely aligned with those of INTERSOLV's stockholders. INTERSOLV's executive management compensation program is also designed to attract and retain superior executive talent. Based on this philosophy, a significant portion of each executive's total compensation is placed at-risk and linked to the accomplishment of specific annual and long-term financial and strategic results and to appreciation in the Common Stock. The portion of compensation at-risk for the Company's executives is intended to be greater than the portion at-risk for executive officers at comparable companies in the industry.

COMPENSATION PLAN

     Each year the Committee conducts a review of the Company's executive compensation program. This review includes a consideration of reports based on independent compensation consultants' assessment of the competitiveness of the Company's executive compensation, and a comparison of the Company's executive compensation to a peer group of the Company's most direct competitors for executive talent. The Committee reviews the selection of peer companies used for compensation analysis. The compensation review permits an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of other public companies.

     The Committee approves the compensation of the executive officers, including the Chief Executive Officer and other individuals whose compensation is detailed in this proxy statement, and sets policies with respect to the executive compensation program. This is intended to ensure consistency throughout the executive compensation program.

     The key elements of the Company's executive compensation program consist of:

          1. base annual salary,

          2. incentive compensation,

          3. stock options, and

          4. supplemental executive benefits

     The Committee's policies with respect to each of these elements, including the basis for the compensation paid Mr. Burns, are discussed below.

BASE ANNUAL SALARIES

     Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base annual salaries for comparable positions at peer companies.

     Annual salary adjustments are determined by evaluating the performance of each executive officer, taking into account new responsibilities. Individual performance ratings take into account such factors as achievement of the Company's strategic plan and attainment of specific individual objectives.

     In determining Mr. Burns' base salary for fiscal 1996, the Committee did not employ a formula or other mathematical calculation, but based its determination upon a subjective evaluation of base salaries of chief executive officers of peer companies, the Company's performance in fiscal 1995, and the assessment by the Committee of Mr. Burns individual performance. Based upon this evaluation, the Committee increased Mr. Burns' base salary 10% from $250,000 to $275,000, as of May 1, 1995.

INCENTIVE COMPENSATION

     The Company maintains an Incentive Compensation Plan (the "IC Plan"), which provides for the payment of incentive compensation to most employees of the Company not receiving sales commissions. Executive officers participate in the IC Plan, which is a pay-for-performance plan designed to compensate participants for achieving certain levels of performance for key objectives established in the Company's annual financial plan. The maximum incentive compensation for executive officers ranges from approximately 50% to 120% of base salary, depending upon the executive officer's position.

     Annually, the Committee approves targeted levels and minimum threshold levels of performance for key objectives affecting the executive officers' incentive compensation. No incentive compensation is paid when results are below the threshold level. As actual results approach targeted levels, the incentive compensation payout increases at an accelerated rate. For executive officers, the incentive compensation objectives are based primarily on revenue and earnings of the Company and their operating unit. Incentive compensation payouts are paid quarterly based on results compared with quarterly, six month and annual objectives.

     Mr. Burns' incentive compensation is based on the Company's overall revenue and earnings performance. Mr. Burns received incentive compensation of $89,238 in fiscal 1996, which constituted 32% of his targeted incentive compensation, as compared with $300,000 in fiscal 1995. The formulas for fiscal 1995 and 1996 were materially the same.

STOCK OPTIONS

     The third component of executive officers' compensation is the Company's 1992 Stock Option Plan, pursuant to which the Company has granted to executive officers options to purchase shares of Common Stock.

     Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted at an exercise price equal to the market price of the Common Stock on the date of grant, vest in equal installments over four years and are exercisable within ten years from the date of grant. This plan is designed to provide incentives for the creation of value for the Company's stockholders over the long term because the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

     During fiscal 1994, the Committee adopted a formal framework to govern the granting of stock options. The framework adopted was based on the result of a comprehensive evaluation of the Company's stock option program compared with other public companies in the industry. An independent compensation consultant assisted the Committee in this evaluation process.

     Under the framework adopted, targeted ownership levels were specified for approximately 75 employees in the Company, including executive officers, who are expected to have an impact on long-term stockholder value. The framework provides for key employees to achieve targeted ownership percentages over a ten-year period through a series of option grants. The framework calls for option grants for 33% of the target in the first year and the remainder in five equal annual grants thereafter. Under the framework, executive officers and key employees could acquire up to approximately 20% of the Common Stock over a ten year period. Fiscal 1996 grants under the program took into consideration options granted under the previous program for the prior five years.

     For the fiscal year ended April 30, 1996, Mr. Burns was granted options for 130,000 shares. Under the framework, Mr. Burns' targeted ownership is 4% of the Common Stock.

OPTION REPRICINGS

     In February 1996, the Committee decided to offer all employees that were granted options in May 1995 through November 1995, including executive officers ("1995 Options"), the opportunity to exchange their 1995 Options for new options, granted on February 15, 1996 ("February Options"). Optionees accepting the offer agreed to cancel their 1995 Options in their entirety, and the February Options were priced at the fair market value of the stock on the date of grant, and contained a new, four-year vesting schedule commencing on the date of grant. Options granted to the directors in September 1995, were not subject to the option exchange offer.

     After careful consideration by the Committee it was determined that, since the 1995 Options were significantly out-of-the-money, those options therefore were no longer effective in either aligning the interests of the Company's employees with those of its shareholders, or encouraging option holders to remain in the employ of the Company.

     In deciding to offer the option exchange, the Committee also carefully considered the fairness of such exchange in relation to the Company's other shareholders. The Committee concluded that, instead of issuing additional new options at the current fair market value, and thereby causing further shareholder dilution, the important objectives of motivating and retaining key employees and officers was furthered best by the exchange offer.

     In November 1987, the Company offered employees, including certain executive officers, a similar stock option exchange program. The repricing in February 1996 and November 1987 are the only instances during the last ten fiscal years in which the exercise price of any options granted by the Company to any of its executive officers has been repriced.

                           TEN YEAR OPTION REPRICINGS

     The following table summarizes all repricing of stock options granted to executive officers of the Company during the past 10 years.

                                                                                                         TERM
                                                                   STOCK      EXERCISE                 REMAINING
                                                   NUMBER OF       ICE AT     PRICE AT       NEW        AT TIME
                                                   SECURITIES     TIME OF      TIME OF     EXERCISE       OF
                NAME                     DATE       REPRICED      EPRICING    REPRICING     PRICE      REPRICING
- -------------------------------------   -------    ----------    ---------    ---------    --------    ---------
                                                      (#)           ($)          ($)         ($)
Kevin J. Burns.......................   2/15/96      130,000       11.875       21.00       11.875     9.5 years
Gary G. Greenfield...................   2/15/96      130,000       11.875       21.00       11.875     9.5 years
Gary G. Greenfield...................   11/23/87      50,000         5.06       17.75         5.06     9.5 years
Kenneth A. Sexton....................   2/15/96       20,000       11.875       21.00       11.875     9.5 years
Panos Anastassiadis..................   2/15/96       30,000       11.875       21.00       11.875     9.5 years

SUPPLEMENTAL EXECUTIVE BENEFITS

     The Company provides to selected senior executives a supplemental executive benefits spending allowance equivalent to 10 percent of base annual salary. This allowance is to be applied towards the selection of four benefits options: financial/estate planning and tax preparation services, retirement supplement, supplemental health and welfare insurance and/or legal services. Depending upon whether the particular executive chooses to spend these funds for supplemental retirement savings, he may be eligible for a tax deferred election.

CONCLUSION

     Through these programs, a significant portion of the Company's executive compensation is linked directly to individual and Company performance in furtherance of strategic goals, as well as stock price appreciation. The Committee intends to continue the policy of linking executive compensation to Company performance and stockholder return.

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

                                          Russell E. Planitzer, Chairman of
                                          Committee
                                          Robert N. Goldman
                                          Charles O. Rossotti

                            STOCK PRICE PERFORMANCE

     The following graph assumes $100 invested on April 30, 1991 (the end of the fiscal year) in the Common Stock, in the S&P 500 Index and the S&P Computer Software & Services Index.

      Measurement Period
    (Fiscal Year Covered)          Intersolv     S&P Computer       S&P 500
30-Apr-91                               100.00          100.00          100.00
30-Apr-92                               166.25          114.03          120.74
30-Apr-93                                72.50          124.56          152.71
30-Apr-94                               107.50          131.19          179.58
30-Apr-95                               137.50          154.10          266.43
30-Apr-96                               108.75          200.66          373.78
30-Jul-96                                91.25          197.49          384.82

                    PROPOSAL TO AUTHORIZE AN INCREASE IN THE
                     COMMON STOCK SUBJECT TO THE COMPANY'S
                       1992 EMPLOYEE STOCK PURCHASE PLAN

     The 1992 Employee Stock Purchase Plan (the "Purchase Plan") fosters the Company's goal of recruiting and retaining key employees in the highly competitive software industry. The Company believes that participation in the Purchase Plan by all employees fosters commitment and more closely ties compensation and stockholder objectives by focusing employees on stockholder return.

     The Purchase Plan authorizes the grant of rights to purchase a maximum of 340,000 shares of Common Stock (subject to adjustment for stock splits and similar capital changes) to eligible employees. Each employee of the Company, or of a subsidiary of the Company, having at least three months of continuous service on the date of grant of a right is eligible to participate in the Purchase Plan. Any employee who, immediately after the grant of a right, is determined to own 5% or more of the Common Stock, however, would not be eligible to participate. The Purchase Plan is administered by the Management Development and Compensation Committee of the Board of Directors.

     Rights are granted twice yearly, on January 1 and July 1, and are exercisable effective on the succeeding June 30 or December 31. Eligible employees may purchase shares of Common Stock through accumulation of payroll deductions (of not less than 1% nor more than 10% of compensation, as defined in the Purchase Plan) at a purchase price which is 85% of fair market value at the beginning or end of each six-month offering period, whichever is lower. Of the approximately 892 eligible employees, 392 participants were enrolled in the Purchase Plan as of July 1, 1996. On July 1, 1996, the closing price for the Common Stock was $9.3125. The Purchase Plan has a term of ten years.

     The Board of Directors may at any time amend or terminate the Purchase Plan except that no such amendment may be made without the approval of the holders of a majority of the Company's outstanding Common Stock, if such amendment would
(i) materially increase the benefits accruing to participants under such plan,
(ii) materially increase the number of shares which may be issued under such plan, or (iii) materially modify the requirements as to eligibility for participation under such plan.

     The following table shows certain information regarding the purchase of Common Stock during the last fiscal year pursuant to the Company's 1992 Employee Stock Purchase Plan:

                                     NAME                                    SHARES ACQUIRED
    ----------------------------------------------------------------------   ---------------
    Kevin J. Burns........................................................         1,694
    Gary G. Greenfield....................................................           604
    Kenneth A. Sexton.....................................................         1,383
    Panos Anastassiadis...................................................           509
    All current executive officers as a group.............................         4,190
    All employees, including all current officers who are not executive
      officers............................................................       103,300

     As of June 30, 1996, all Common Stock available under the Purchase Plan has been issued. Under the Purchase Plan, the last granting period for 1996 was required to begin on July 1, 1996, and unless additional shares of Common Stock were added to the Purchase Plan, the operation of the Purchase Plan would have been interrupted. Because of the important part that the Purchase Plan plays in recruiting and retaining key employees, the Board of Directors determined that the operation of the Purchase Plan should not be interrupted, and authorized the addition of 300,000 shares of Common Stock to the Purchase Plan effective July 1, 1996. The Board of Directors believes that the additional shares should be sufficient to meet foreseeable demand for several years.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code. Under such a plan, an employee is not required to pay any federal income tax when the employee joins the plan, or when an offering of rights ends and the employee purchases shares of Common Stock. The employee is, however, required to pay federal income tax on the difference, if any, between the price at which the employee sells the shares and the price the employee paid for them. In order for transactions pursuant to the Purchase Plan to continue to be entitled to the tax treatment described above, the addition of Common Stock to the Purchase Plan must be approved by the stockholders of the Company within 12 months after the date of the approval of the addition of shares to the Purchase Plan by the Board of Directors.

     The Board of Directors has determined that the Purchase Plan should be amended to authorize the issuance of an additional 300,000 shares. The Board believes that the additional shares will be sufficient to meet foreseeable demand for several years.

     The Board of Directors recommends that stockholders vote FOR the adoption of the proposal.

                        PROPOSAL TO RATIFY SELECTION OF
                             THE COMPANY'S AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has determined that the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending April 30, 1997, is in the best interest of the Company and recommends that stockholders ratify the selection at the Annual Meeting. If such selection is not so ratified, it will be reconsidered by the Audit Committee and the Board. Coopers & Lybrand L.L.P. acted as the Company's auditors for the fiscal year ended April 30, 1996.

     A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will have the opportunity to make a statement and is expected to be available to respond to questions from stockholders.

     The Board of Directors recommends that stockholders vote FOR the approval of Coopers & Lybrand as the Company's independent auditors for the fiscal year ending April 30, 1997.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal office in Rockville, Maryland, not later than May 28, 1997 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors

                                          /s/ JOSEPH T. RUBLE
                                          JOSEPH T. RUBLE,
                                          Secretary

August 26, 1996

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                 DETACH HERE




                               INTERSOLV, INC.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD SEPTEMBER 25, 1996

PROXY


        The undersigned, a stockholder of Intersolv, Inc., a Delaware corporation (the "Company"), hereby appoints as his or her proxies with power of substitution and revocation Joseph T. Ruble and Kenneth A. Sexton or either of them, to vote all Company stock registered in the name of the undersigned at the Company's Annual Meeting of Stockholders to be held at the Company's headquarters located at 9420 Key West Avenue, Rockville, Maryland 20850 on Wednesday, September 25, 1996 at 10:30 a.m. and at any adjournments of said meeting, on the matters set forth on the notice of said meeting and as stated hereon. The proxies are further authorized to vote at their discretion upon such other business as may properly come before the meeting or any adjournments thereof.



                                                                 SEE REVERSE
               CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE

                                 DETACH HERE




/X/  Please make
     votes as in
     this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN FOR A PROPOSAL SET FORTH BELOW, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

1. Vote FOR all nominees listed below (except where indicated to the contrary below.)
NOMINEES: Kevin J. Burns, Richard A. Carpenter, Frank A. Sola

                            FOR             WITHHELD
                           /    /             /   /

/  /
- -----------------------------------------------------------
INSTRUCTION     To withhold authority to vote for any indi-
                vidual nominee, print the nominee's name on the above line.



MAKE HERE
FOR ADDRESS    /   /
CHANGE AND
NOTE BELOW


2. To approve an increase in the common stock subject to the Company's 1992 Employee Stock Purchase Plan from 340,000 to 640,000 shares.

                  FOR             AGAINST              ABSTAIN

                 /   /            /   /                 /   /

3. To ratify the selection of Coopers & Lybrand LLP as the Company's independent auditor for the 1997 fiscal year.

                  FOR             AGAINST              ABSTAIN

                 /   /            /   /                 /   /


4. In connection with all other business as may properly come before the meeting or any adjournments of the meeting.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark, sign and date the proxy and return it promptly using the enclosed reply envelope. Please sign your name exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as a corporate officer, please give your full title and the full name of the corporation.



Signature:            Date:           Signature:          Date: